UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 4, 2006

iStar Financial Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-15371	95-6881527
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1114 Avenue of the Americas, 27th Floor New York, New York		10036
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (212) 930-9400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                    Entry into a Material Definitive Agreement

On April 4, 2006, Timberstar Southwest LLC (“TSSW”) entered into a contract (the “Agreement”) to purchase approximately 900,000 acres of forestland and related assets in Arkansas, Louisiana and Texas from International Paper Co. The aggregate purchase price is expected to be $1.17 billion. TSSW has received a commitment from two investment banks to provide financing for 60% of the purchase price. iStar Financial, through a subsidiary, is currently committed to provide the approximate $468 million balance of the purchase price to TSSW. The Company is currently negotiating with equity partners that may invest in TSSW, which would reduce the Company’s commitment to TSSW. However, the Company does not yet have commitments from equity partners and there can be no assurance that such commitments will be obtained. The closing is anticipated to occur in the third quarter of 2006.

The Company anticipates that its subsidiary’s contribution to the venture will be funded from borrowings under the Company’s unsecured revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

iSTAR FINANCIAL INC.

Date: April 10, 2006	By:	/s/ Jay Sugarman
Jay Sugarman
Chairman and Chief Executive Officer

Date: April 10, 2006	By:	/s/ Catherine D. Rice
Catherine D. Rice
Chief Financial Officer